                           SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                  Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant X
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]    Preliminary Proxy Statement
[X]    Definitive Proxy Statement
[_]    Definitive Additional Materials
[_]    Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                          Calgon Carbon Corporation
               (Name of Registrant as Specified in its Charter)

                          Joseph A. Fischette, Esq.
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]    $125 per Exchange Act Rules 0-11(c)(l)(ii), 14a-6(i)(l), or 14a-6(j)(2).
[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[_]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

[LOGO OF CALGON CARBON CORPORATION]

                              CALGON CORPORATION
                                 P.O. BOX 717
                          PITTSBURGH, PA 15230-0717
                                (412) 787-6700
                            TELEX 671 1837 CCC PGH
                            PANAFAX: 412-787-6713

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Calgon Carbon Corporation at 1:00 p.m., Eastern Daylight Saving Time, on Tuesday, April 19, 1994 at the principal executive office of the Company, 400 Calgon Carbon Drive, Pittsburgh, Pennsylvania.

Information about the business of the meeting and the nominees for election as directors is set forth in the notice of the meeting and the Proxy Statement, which are attached. This year you are asked to elect three directors and to elect independent auditors for 1994.

It is important that your shares be represented at the meeting. Even if you plan to attend the meeting in person, we hope that you will send in a proxy voting on the matters to be considered. Please sign, date and return your proxy in the enclosed envelope as promptly as possible.

                                                   Very truly yours,


                                                   /s/ THOMAS A. MCCONOMY
                                                   ----------------------
                                                   Thomas A. McConomy
                                                        President

March 17, 1994

                           CALGON CARBON CORPORATION
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Calgon Carbon Corporation will be held at the principal executive office of the Company, 400 Calgon Carbon Drive, Pittsburgh, Pennsylvania, on Tuesday, April 19, 1994 at 1:00 p.m., Eastern Daylight Saving Time, for the following purposes:

     (1) To elect three directors;

     (2 To elect independent auditors to examine the consolidated financial statements of the Company for 1994; and

     (3) To transact such other business as may properly come before the meeting.

Please refer to the accompanying Proxy Statement for a description of the matters to be considered at the meeting.

Holders of record of the Company's Common Stock and Class A Stock as of the close of business on March 1, 1994 are entitled to notice of and to vote at the meeting.

Please sign, date and return the enclosed proxy promptly in the envelope provided, which requires no United States postage.

                                                  Joseph A. Fischette
                                                       Secretary

March 17, 1994

                           CALGON CARBON CORPORATION

                                PROXY STATEMENT

                               Table of Contents


                                                                                                              Page
                                                                                                              ----
Voting Securities and Record Date............................................................................    1
Security Ownership of Certain Beneficial Owners and Management...............................................    1
Board of Directors and Committees of the Board...............................................................    3
Election of Directors........................................................................................    4
Executive Compensation.......................................................................................    6
Election of Independent Auditors.............................................................................   12
Vote Required................................................................................................   12
Other Business...............................................................................................   13
Stockholder Proposals........................................................................................   13

                           CALGON CARBON CORPORATION
                                PROXY STATEMENT
                         Annual Meeting of Stockholders
                                 April 19, 1994

The enclosed proxy is solicited on behalf of the Board of Directors of Calgon Carbon Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held at 1:00 p.m., Eastern Daylight Saving Time, on Tuesday, April 19, 1994 at the principal executive office of the Company, 400 Calgon Carbon Drive, Pittsburgh, Pennsylvania. The accompanying Notice of Annual Meeting of Stockholders sets forth the purposes of the meeting.

The enclosed proxy may be revoked at any time before its exercise by giving written notice of revocation to the Secretary of the Company. The shares represented by proxies in the form solicited by the Board of Directors will be voted at the meeting. If a choice is specified on the proxy with respect to a matter to be voted upon, the shares represented by the proxy will be voted in accordance with that specification. If no choice is specified, the shares will be voted as stated below in this Proxy Statement.

It is expected that this Proxy Statement and the accompanying form of proxy will first be mailed to stockholders on or about March 17, 1994. The Company's Annual Report to Stockholders for 1993 is enclosed with this Proxy Statement but does not form a part of the proxy soliciting material. The cost of soliciting proxies will be borne by the Company. Following the original mailing of the proxy soliciting material, regular employees of the Company may solicit proxies by mail, telephone, telecopy, telegraph and personal interview. The Company may also request brokerage houses and other nominees or fiduciaries to forward copies of the proxy soliciting material and 1993 Annual Report to beneficial owners of the stock held in their names, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in doing so.

                       VOTING SECURITIES AND RECORD DATE

Holders of the Company's Common Stock and Class A Stock of record as of the close of business on March 1, 1994 are entitled to receive notice of and to vote at the meeting. At the record date, the Company had outstanding 28,879,252 shares of Common Stock, the holders of which are entitled to one vote per share, and 12,148,508 shares of Class A Stock, the holder of which is entitled to ten votes per share. The Company does not have cumulative voting. Accordingly, as of the record date the holder of the Class A Stock is entitled to cast 81% of all the votes entitled to be cast at the meeting, and the holders of the Common Stock are entitled to cast 19% of such votes. All of the Class A Stock is held in a voting trust of which Thomas A. McConomy is the voting trustee. Mr. McConomy intends to vote all the Class A Stock in favor of the election of Messrs. Bailey, Tisch and Zanitsch as directors and in favor of the election of Price Waterhouse to audit the Company's consolidated financial statements for 1994.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of Class A Stock and Common Stock beneficially owned by each director of the Company, by Clayton P. Shannon, an executive officer of the Company, and by all directors and executive officers of the Company as a group, as of the record date. Unless otherwise indicated in the footnotes to the table, each person named and all directors and officers as a group have sole voting power and sole investment power with respect to the shares. Management of the Company does not know of any other person who beneficially owned as of the record date more than five percent of any class of the Company's voting securities. As used herein, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, the security). A person is deemed to have "beneficial ownership" of any security that the person has the right to acquire within 60 days after the record date.

                                  Amount and                    Amount and
                                  nature of      Percent of     nature of     Percent of
                                  beneficial      class of      beneficial     class of
           Name of               ownership of      Class A     ownership of     Common
      beneficial owner         Class A Stock(1)     Stock      Common Stock      Stock
      ----------------         ----------------  ----------    ------------   ----------
Colin Bailey                    1,864,424         15.3%         20,000            *
Robert W. Cruickshank                   0            0           6,000            *
William J. Gilliam                      0            0         441,750          1.5%
Arthur L. Goeschel                      0            0             500            *
Thomas A. McConomy              5,019,660         41.3          68,820            *
Nick H. Prater                          0            0           2,000            *
Ronald R. Tisch                 1,800,000         14.8          57,424            *
Harry H. Weil(2)                        0            0           3,600            *
Roger H. Zanitsch(3)            1,800,000         14.8          44,934            *
Clayton P. Shannon(4)                   0            0         201,276            *
All directors and executive
officers as
a group (13 persons)
(2)(3)(4)(5)                   10,484,084         86.3       1,131,472          3.9

- ---------
*Less than 1%.

(1)  All the outstanding Class A Stock is held in a voting trust of which Thomas
     A. McConomy is the sole voting trustee. Mr. McConomy has sole power to vote shares in his discretion for every purpose, without any requirement that he consult with or obtain the consent of the persons who deposited such shares in the voting trust. None of such shares may be withdrawn from the voting trust except with the consent of (i) the voting trustee and (ii) a majority of interest of the persons with shares deposited in the voting trust other than the person seeking withdrawal. Upon any withdrawal, the Class A shares withdrawn will automatically be converted into an equal number of shares of Common Stock. The voting trust presently expires on the earlier of March 1, 1995 or the first date when the number of shares of Class A Stock outstanding is less than 15% of the total number of shares of Class A Stock and Common Stock outstanding. Mr. McConomy's address as voting trustee is P.O. Box 717, Pittsburgh, Pennsylvania 15230.

(2) Includes 200 shares held by Mr. Weil's wife, as to which beneficial ownership is disclaimed by
     Mr. Weil.

(3) Includes 6,400 shares held by the Zanitsch Charitable Foundation, a trust established in 1988 to fund charitable works, as to which beneficial ownership is disclaimed by Mr. Zanitsch.

(4) Includes 10,306 shares in the case of Mr. Shannon, and 35,174 shares in the case of all directors and executive officers as a group, held under the Company's Employee Growth Participation Plan and allocated to the accounts of such executive officers. That plan was terminated in 1990.

(5) Includes 12,800 shares, in the case of all directors and executive officers as a group, covered by presently exercisable stock options granted under the Company's Stock Option Plan. The "percent of class" set forth above for the group (but not of others listed above) is computed as though such shares optioned to the group were outstanding.

                 BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The business of the Company is under the general supervision of a Board of Directors as provided by the laws of Delaware, the Company's state of incorporation. The Board of Directors has established committees to assist it, consisting of the Executive Committee, the Compensation Committee, the Audit Committee, the Nominating Committee and the Pension Committee.

Executive Committee. The Executive Committee consists of Messrs. McConomy (Chairman), Bailey, Goeschel, Prater and Weil. The Executive Committee, during the intervals between meetings of the Board, may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company.

Compensation Committee. The Compensation Committee consists of Messrs. Cruickshank (Chairman), Gilliam, Goeschel and Prater. The Compensation Committee determines the salaries payable to all executive officers. The Committee also determines bonuses, if any, to be paid each year to officers and key employees. The Committee also administers the Company's stock option plan and has the authority to grant options thereunder.

Audit Committee. The Audit Committee consists of Messrs. Weil (Chairman), Cruickshank and Gilliam. The responsibilities of the Audit Committee are to (i) provide assistance to the Board of Directors in fulfilling its statutory and fiduciary responsibilities for examinations of the Company and in monitoring its accounting and financial reporting practices; (ii) determine that the Company has adequate administrative, operational and internal accounting controls and that the Company is operating in accordance with its prescribed procedures and codes of conduct; (iii) serve as an independent and objective party in the review of the financial information presented by management for distribution to stockholders and the general public; and (iv) provide direction and supervision over the internal audit function and the independent accountants. One of the functions of the Audit Committee is to recommend to the Board of Directors the selection of independent accountants for the coming year.

Nominating Committee. The Nominating Committee consists of Messrs. Bailey (Chairman), McConomy, Tisch and Zanitsch. The Nominating Committee reviews the size and composition of the Board of Directors and makes recommendations with respect to nominations for election or appointment of directors. The Nominating Committee will consider nominees recommended by stockholders provided that stockholders submit the names of nominees in writing to the Secretary of the Company together with a statement of the nominees' qualifications. Such information should be received no later than January 31, 1995 with respect to nominations for election at the 1995 Annual Meeting of Stockholders.

Pension Committee. The Pension Committee consists of Messrs. Cruickshank and Prater (Co-Chairmen), Tisch and Zanitsch. The Pension Committee reviews and approves the investments of the Company's defined benefit pension plans and interacts with the investment manager for such plans.

During 1993, the Executive Committee held one meeting, the Compensation Committee held three meetings, the Audit Committee held two meetings, the Nominating Committee held one meeting and the Pension Committee held three meetings. The Board of Directors held eight meetings during 1993.

Compensation of Directors

Board and Committee Fees. Directors who are full-time employees of the Company or a subsidiary receive no additional compensation for services as a member of the Board or any committee of the Board. Directors who are not employees of the Company receive an annual retainer of $12,000 for Board service and a fee of $750 for each Board and committee meeting attended, other than committee meetings held by telephone or on the same day as a Board meeting.

1993 Non-employee Directors' Stock Option Plan. The 1993 Non-employee Directors' Stock Option Plan provides for an annual grant of non-statutory stock options to each non-employee Director in an amount equal to the sum of 500 plus 100 times the number of calendar years during which, as of April 1 of such year, such person was a non-employee Director of the Company. The option price for each stock option is $15.50, the fair market value of the Common Stock on April 21, 1993, the date of the first grant. In general, stock options will vest if the "income from operations" of the Company for the fiscal year in which such options were granted is greater than that of the prior fiscal year; otherwise such stock options will be forfeited. The 1993 options granted to directors were forfeited.

                             ELECTION OF DIRECTORS

The Board of Directors, acting pursuant to the bylaws of the Company, has determined that the number of directors constituting the full Board of Directors shall be nine at the present time. The Board is divided into three classes of equal size. One such class is elected every year at the Annual Meeting for a term of three years.

The Board of Directors has, upon recommendation of the Nominating Committee, nominated Colin Bailey, Ronald R. Tisch and Roger H. Zanitsch for reelection as directors, and each of them has agreed to serve if elected. Each director elected at the 1994 Annual Meeting of Stockholders will hold office until the 1997 Annual Meeting of Stockholders or until the director's prior death, disability, resignation or removal. Proxies are solicited in favor of those nominees and will be voted for them unless otherwise specified. All nominees have served as directors since the formation of the Company in 1985. If any nominee becomes unable or unwilling to serve as a director, it is intended that the proxies will be voted for the election of such other person, if any, as shall be designated by the Board of Directors.

Information concerning those nominees for director and the other directors who will continue in office after the meeting is set forth below, together with information concerning the Company's executive officers who are not directors.

Name                                  Age                  Position with the Company
- ----                                  ---                  -------------------------
                                 Class of 1997

Colin Bailey                          47            Executive Vice President, Director
Ronald R. Tisch                       52            Senior Vice President, Director
Roger H. Zanitsch                     50            Senior Vice President, Director


Name                                  Age                  Position with the Company
- ----                                  ---                  -------------------------

                                 Class of 1995
Robert W. Cruickshank                 48            Director
Arthur L. Goeschel                    72            Director
Thomas A. McConomy                    60            President, Director
                                 Class of 1996
William J. Gilliam                    41            Director
Nick H. Prater                        65            Director
Harry H. Weil                         60            Director
                              Executive Officers
Clayton P. Shannon                    59            Senior Vice President--Finance
Joseph A. Fischette                   47            Vice President, General Counsel
                                                    and Secretary
Robert V. Carrubba                    57            Vice President
John M. MacCrum                       46            Vice President

Messrs. McConomy, Bailey, Tisch and Zanitsch have been directors and executive officers of the Company since its formation in 1985. Messrs. Fischette and Shannon have been executive officers of the Company, and Dr. Carrubba and Mr. MacCrum have been key employees or executive officers of the Company, since 1985. Mr. McConomy is also a director of PNC Bank and Equitable Resources, Inc.

Mr. Cruickshank has been a director of the Company since November 1985. Mr. Cruickshank has been Chairman of the Board of Wiltek, Inc. and a private investor for more than the past five years. He is also a director of New Canaan Bank & Trust Company and Friedmans, Inc.

Mr. Gilliam has been a director of the Company since its formation in 1985. From August 1987 to mid-1988, Mr. Gilliam was a partner of Gilliam Joseph & Littlejohn, a merchant banking partnership. Since January 1989, Mr. Gilliam has been President and Chief Executive Officer of Gilliam & Company, Inc., a merchant banking firm. Since December 1990, Mr. Gilliam has been Chairman and Chief Executive Officer of New Charleston Capital, Inc., a merchant banking firm. From April 1988 to March 1992, Mr. Gilliam was Chairman of the Board and Chief Executive Officer of Rexene Corporation.

Mr. Goeschel has been a director of the Company since its formation in 1985. In 1992 Mr. Goeschel, previously retired, became Chairman of the Board of Rexene Corporation, a manufacturer of polypropylene and other thermoplastic and petrochemical products. He also was Chairman of the Board of Tetra Technologies, Inc., which manufactures water treatment equipment, from 1992 until October 1993. Mr. Goeschel is also a director of the Laurel Mutual Funds.

Mr. Prater has been a director of the Company since August 1990. Until June 1990, when he retired, Mr. Prater was President and Chief Executive Officer of Mobay Corporation (now called Miles, Inc.), a chemical producer.

Mr. Weil has been a director of the Company since its formation in 1985. Mr. Weil is a partner in the law firm of Reed Smith Shaw & McClay, which provides legal services to the Company.

                             EXECUTIVE COMPENSATION

In 1985 the Board of Directors created a Compensation Committee, consisting of at least three directors who are not employees of the Company. One of the functions of the Compensation Committee is to review at least annually, and more often if circumstances make an interim review appropriate, the compensation of the Company's executive officers and the plans or formulas from which such compensation is derived. The Compensation Committee then makes recommendations to the full Board of Directors as to such matters (except for the grant of options under the Company's Stock Option Plan, which is done by the Committee alone so that the grants will satisfy Rule 16b-3 under the Securities Exchange Act of 1934).

Set forth below is the report of the members of the Compensation Committee, Messrs. Cruickshank (Chairman), Gilliam, Goeschel and Prater, as to the Committee's recommendations for the compensation of the Company's executive officers applicable to 1993.

Compensation Committee Report on Executive Compensation

            General policies with respect to executive compensation and the relationship between compensation and performance
           ---------------------------------------------------------

The Compensation Committee's policies with respect to executive compensation are intended to achieve three principal goals. First, they are intended to create base compensation levels sufficient to attract and retain talented and dedicated executive officers. To accomplish this, the Committee compares the Company's base salary levels with those currently being paid for similar positions by other companies. The Committee also reviews the total compensation package available to executive officers, to make sure it remains competitive.

Second, the compensation policies are intended to provide a direct link between performance during the year (both the performance of the Company as a whole and the performance of the individual officer) and a significant part of the officer's compensation. This is done through cash bonuses available to executive officers based on the Company's performance as a whole and the officer's performance as an individual. During the past five years these bonuses have ranged from a high of 100% of salary to a low of zero.

Third, the compensation policies are intended to provide executive officers with the opportunity to acquire a significant equity stake in the Company, through granting them stock options at full market prices and with delayed vesting provisions. These options will become and remain important assets if, and only if, the market price of the Common Stock increases over the period of the options. Short-term price fluctuations up and down will not be as important to optionees as long-term growth. In this respect, therefore, the interests of the executive officers will be aligned directly with the interests of the stockholders in increasing stockholder value.

          Compensation policies applied to executive officers in 1993
          -----------------------------------------------------------

The Company's executive officers are Messrs. McConomy, Bailey, Tisch, Zanitsch, Shannon, Fischette, MacCrum and Carrubba. Their compensation has three main components: base salary, bonus, and stock options.

Salary. Base salaries for the executive officers are designed to be at levels at or slightly lower than those of executive officers of comparable companies under the so-called "Hay point" system. This system was designed some years ago by The Hay Group, Inc., an independent salary consulting firm, and it has been adopted in various forms by many companies. The Hay Group provides a comparison to the

Company's compensation with all companies participating in the Hay system, and with those companies in the Company's same industry sector. Under this system, a certain number of "Hay points" is assigned to each executive position, depending on factors such as the relative importance of the executive's functions to the overall results of the Company, the number of employees reporting to the executive, the levels of supervision, if any, over the executive, and similar factors. Once established, the number of Hay points applicable to a particular position is unlikely to change unless there is a significant change in the duties and responsibilities associated with that position.

In associating particular levels of salary with particular numbers of Hay points, the Compensation Committee is guided primarily by information from The Hay Group, Inc. and other sources as to competitive salaries. The other companies compared with the Company for this purpose are selected by The Hay Group, Inc., not by the Company, and are not necessarily the same as those used for the Performance Graph in the Proxy Statement. The Committee also considers the present and projected cash position of the Company, and the availability to the executive officers of additional forms of compensation described below. This consideration is done subjectively and not on any formula or objective basis. The Committee's general philosophy is that salary levels for the Company's executive officers should be somewhat less than the median salaries paid by other companies for comparable positions, so that the overall compensation of an executive officer in a particular year will be more heavily weighted towards incentive compensation, such as bonus and stock options, than towards a fixed salary. In this way, the executive officer's compensation will vary from year to year and will be strongly influenced by the results achieved by the Company.

Salaries for executive officers have not been generally increased since early 1991. However, increases in the salaries of Messrs. Bailey and MacCrum, to reflect Mr. Bailey's promotion to Executive Vice President and Chief Operating Officer and Mr. MacCrum's promotion to Vice President--Sales and Marketing, were effective January 1, 1993. There were no other changes in executive officer salaries for 1993. For 1994 the Committee recommended, and the Board of Directors approved, 8% increases in the salaries of Messrs. Carrubba, Fischette, MacCrum and Shannon. The salaries of Messrs. McConomy, Bailey, Tisch and Zanitsch were not increased.

Bonus. Since 1985 the Company has maintained an Officers Incentive Plan under which cash bonuses may be granted to its executive officers and others. The total amount of bonuses that may be awarded under the Plan (the "bonus pool") cannot exceed 100% of the annualized salaries of all the participants, measured at year-end. The 100% level is available only if the Company's actual cash flow for the year is 120% or more of the cash flow forecast at the beginning of the year in the Company's business plan. Lower levels of cash flow result in a smaller bonus pool, until if the actual cash flow is less than 70% of forecasted cash flow, there is no bonus pool at all. Cash flow is defined for purposes of the Plan as net income plus depreciation charges; unusual items may or may not be included, as determined by the Committee. The business plan for 1993 was developed by the Company's management at the end of 1992, after extensive analysis and consultation with managers of the Company's business units, and was ultimately adopted by the Board of Directors in late 1992. This is the normal procedure used by the Company to formulate its business plan. Calculations based upon the foregoing resulted in no bonus pool being available for 1993, so no bonuses for 1993 were granted to executive officers.

The Committee has recommended, and the Board of Directors has approved, termination of the Officers Incentive Plan and its replacement by a new Officer Incentive Plan effective January 1, 1994. The new plan also makes a bonus pool available from which cash bonuses may be granted to executive officers, but under revised criteria. It is not possible to predict whether any bonuses will be granted under the new plan after 1994 is completed.

Stock options. Under the terms of the Company's Stock Option Plan adopted in 1985, the Compensation Committee alone determines the identity of the optionees, the number of shares to be covered by each option, the years in which the options will become vested, and other terms and conditions of the options. In determining whether to grant any options, the Committee takes into account the number of options already outstanding, the market price of the Company's Common Stock, the results achieved by the Company in the past year or more (such as earnings, cash flow, return on equity and other measures), and its prospects during the next several years. Potential dilution resulting from the exercise of options in the future is considered, as is the desirability of more closely linking the rewards of the optionees to increases in the market price of the stock. These matters are subjective, and are not determined by any formula or weighting of particular factors. The Committee believes that such a link provides an additional incentive to achieve results which are valued by the market, and which thus may benefit stockholders through an increased market price.

In determining whether to grant options to a particular individual, the Committee considers, again subjectively, the level of responsibility of the individual within the Company, the effect which successful efforts by the individual may have on the overall results of the Company, the need to provide incentive compensation comparable to that available from other companies which may compete for the individual's services, and the number of unexercised options and shares of the Company's Stock already held by the individual. In view of the fact that many of the executive officers have substantial holdings of Company stock, the Committee had not, until the grants described below, granted stock options to its executive officers since 1987 and in general has granted less stock options to its executive officers than those in its comparative group.

At its meeting in early 1994, the Committee granted the following stock options:

         Mr. Bailey                                             0
         Mr. Carrubba                                       1,950
         Mr. Fischette                                      2,750
         Mr. MacCrum                                        2,600
         Mr. McConomy                                           0
         Mr. Shannon                                        2,800
         Mr. Tisch                                          3,100
         Mr. Zanitsch                                       3,800

The Committee may consider a number of factors in determining whether to grant stock options, relating to past, present or future events. Notwithstanding this flexibility, in the case of the grant of the 1994 options, the Committee intended solely to link the options to the occurrence of future events, and not to reward any past performance of any individual officers or the officers as a whole. The Committee reasoned that the Company's past performance did not necessarily merit the option awards, but that the options would provide a strong incentive toward improving future performance. This is evidenced by the fact that the options, which were granted at a time when the price of the Company's stock was $13 per share, will not be exercisable until January 1, 1995, and will automatically be cancelled on that date unless the closing market price of the Company's common stock on December 31, 1994 is $16 or more. If the options are not cancelled, they may be exercised at any time from January 1, 1995 to December 31, 1996, at an option price of $13 per share. The viability of the options is tied solely to a significant increase in stock performance of the Company in the future.

The number of options granted to the executive officers was determined by the Committee on a subjective basis but roughly approximated their respective positions on the Hay point scale and their salary levels. The Stock Option Plan makes stock appreciation rights, payable in cash, available for grant, but the Compensation Committee has not granted any.

              Compensation of the Chief Executive Officer in 1993
              ---------------------------------------------------

The methods used by the Compensation Committee in fixing Mr. McConomy's compensation for 1993 were the same as those described above for other executive officers. As the chief executive officer of the Company, all other officers of the Company report to him, and he is responsible, directly or indirectly, for all of the operations and business of the Company. Consequently, Mr. McConomy has a substantially larger number of "Hay points" assigned to him than any other officer, and in his case the Committee was guided primarily by the overall results of the Company in 1993, and less by efforts expended or achievements at particular tasks or in particular areas.

The number of "Hay points" assigned to Mr. McConomy's position has not changed in recent years, and his base salary has not been increased since 1991, even though the salaries paid by other companies to chief executive officers with a comparable number of Hay points have generally increased. As is the case for all executive officers of the Company, Mr. McConomy's base salary is at a level with or slightly lower than those of executive officers of comparable companies. The Committee did not recommend any change in Mr. McConomy's base salary for 1993, or any bonus or stock options for him.

The relationship between the Company's performance and Mr. McConomy's compensation was partly objective and partly subjective: objective in that the lack of bonus was determined by the relationship between the Company's actual and forecasted cash flow as summarized above, and subjective in that Committee's evaluation of the performance of the Company in 1993, which fell below that of 1992 in the key areas of sales, operating profit and stock price, warranted the continuation of Mr. McConomy's base salary without an increase.

In view of Mr. McConomy's substantial holdings of Company stock, the Committee has never granted any stock options to Mr. McConomy under the Stock Option Plan.

  ROBERT W. CRUICKSHANK                                       WILLIAM J. GILLIAM
  ARTHUR L. GOESCHEL                                              NICK H. PRATER

Summary Compensation Table

                                                        Annual Compensation
                                           ---------------------------------------------------
                                                                              Other Annual         All Other
Name and Principal Position                Year       Salary ($)   Bonus ($)  Compensation ($)  Compensation ($)(1)
- ---------------------------                ----       ----------   ---------  ----------------  -------------------
Thomas A. McConomy                         1993       $303,600      $      0    $    --              $ 1,681
  Director, President and                  1992        303,600        80,454         --                3,222
  Chief Executive Officer                  1991        295,000        97,759         --                3,119
Colin Bailey (2)                           1993        232,800             0         --                    0
  Director, Executive                      1992        166,320        78,170         --                    0
  Vice President and                       1991        173,672        86,154         --                    0
  Chief Operating Officer
Ronald R. Tisch                            1993        166,320              0        --                  201
  Director and                             1992        166,320         72,349        --                  839
  Senior Vice President                    1991        163,800         78,004        --                1,353
Roger H. Zanitsch                          1993        166,320              0     134,177(3)               0
  Director and                             1992        166,320         49,896        --                    0
  Senior Vice President                    1991        163,800         53,555        --                    0
C. P. Shannon                              1993        150,900              0        --                  553
  Senior Vice President--Finance           1992        150,900         60,737        --                1,390
  and Chief Financial Officer              1991        148,610         70,772        --                1,363

- ---------
(1) Consists only of premiums paid by the Company on term life insurance policies on the lives of the named individuals.

(2) During 1991 Mr. Bailey was in charge of the Company's international operations and was resident in Belgium. Portions of his compensation for those years were paid in Belgian francs. For purposes of the summary compensation table, such payments have been translated into dollars at exchange rates in effect at 1991 year-end.

(3) Consists of the costs of personal benefits provided by the Company and its subsidiaries in connection with Mr. Zanitsch's relocation to England, including $64,161 for rental allowance and a one-time special relocation payment of $41,550.

Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values

                                                            Number of Securities        Value of Unexercised
                                 Shares                    Underlying Unexercised           In-the-Money
                               Acquired on                  Options at FY-End (#)         Options at FY-End
                                Exercise       Value     --------------------------  --------------------------
Name                             (#)         Realized    Exercisable  Unexercisable  Exercisable  Unexercisable
- ----                           ----------    --------    -----------  -------------  -----------  -------------
Thomas A. McConomy                  0           $0            0             0            $0            $0
Colin Bailey                        0           $0            0             0            $0            $0
Ronald R. Tisch                     0           $0            0             0            $0            $0
Roger H. Zanitsch                   0           $0            0             0            $0            $0
C. P. Shannon                    53,000      $530,000         0          20,000          $0         $260,000

Performance Graph

                Comparison of Five-Year Cumulative Total Return*
          Among Calgon Carbon's Common Stock, S&P 500 Composite Index
                  and S&P Chemicals-Specialty Composite Index

                           [GRAPH APPEARS HERE]
                  COMPARISON OF FIVE YEAR CUMULATIVE RETURN*
           AMONG CALGON CARBON COMMON STOCK, S&P 500 COMPOSITE INDEX
                 AND S&P CHEMICALS-SPECIALITY COMPOSITE INDEX

Measurement period
(Fiscal year Covered)   Calgon Carbon     S&P 500     S&P Chemicals-Specialty
- --------------------    -------------     -------     -----------------------

Measurement PT-
12/31/88                $100.00           $100.00     $100.00
FYE 12/31/89             162.43            131.69      121.79
FYE 12/31/90             160.83            127.60      117.03
FYE 12/31/91             160.09            166.47      165.22
FYE 12/31/92             133.18            179.15      175.03
FYE 12/31/93              99.45            197.21      199.57

Pension Benefits

The Company's Retirement Plan for Salaried Employees is a non-contributory defined benefit pension plan. The following table shows the estimated annual pension benefits which would be payable under the plan in the form of a single life annuity, for various levels of average annual compensation and years of service, based upon retirement at age 65 in the calendar year 1993, before any reduction to take account of benefits payable by the Company's former owner, Merck & Co., Inc. (by agreement with Merck, benefits payable under Company plans are reduced by the benefit amounts payable to the individual by Merck, which are computed utilizing a 2.5% compensation increase assumption).

    Average annual
   compensation for
        highest
five consecutive years              Annual benefits for years of service (1)
   in 10-year period      ------------------------------------------------------------
 preceding retirement     15 years     20 years     25 years     30 years     35 years
- ----------------------    --------     --------     --------     --------     --------
$150,000                 $ 33,045     $ 44,060     $ 55,075     $ 66,090     $ 77,105
 200,000                   44,670       59,560       74,450       89,340      104,230
 250,000                   56,295       75,060       93,825      112,590      131,355
 300,000                   67,920       90,560      113,200      135,840      158,480
 350,000                   79,545      106,060      132,575      159,090      185,605
 400,000                   91,170      121,560      151,950      182,340      212,730
 450,000                  102,795      137,060      171,325      205,590      239,855
 500,000                  114,420      152,560      190,700      228,840      266,980

(1) Under Section 415 of the Internal Revenue Code of 1986, the amount of annual benefits which may be paid under the plan to any employee may not exceed $115,641 during 1993 and $118,800 during 1994 and under Section 401(a)(17) of the Code, the amount of annual compensation of each employee taken into account under the plan for any year may not exceed $235,840 during 1993 and $150,000 during 1994. These limitations have not been reflected in the table.

Other than the reduction with respect to Merck benefits discussed above, the benefits payable under the plan are not subject to any deduction for Social Security or other offset amounts. Covered compensation for purposes of the chart above includes salary and incentive awards which are reported in the "bonus" column of the Summary Compensation Table. As of December 31, 1993, Messrs. Bailey, McConomy, Shannon, Tisch and Zanitsch had 6, 38, 8, 15 and 24 years service, respectively, under the plan. Mr. Bailey is also covered by a pension plan applicable to certain of the Company's foreign employees with respect to his years of service in the Company's Belgian and other European operations. Pursuant to the formula used to calculate the benefits payable to Mr. Bailey for such service he is entitled to an annual amount upon retirement equal to the greater of (a) .5% of his average compensation up to the parallel average Belgian state pension ceiling, plus 1.5% of such compensation in excess of this ceiling, for the period he was covered by the plan and (b) two times Mr. Bailey's own contributions to the plan plus interest at 4% per year. In Mr. Bailey's case the latter calculation would apply. Upon Mr. Bailey's retirement at age 65 he would be entitled to payment of an estimated annual pension benefit of $8,421 (based upon conversion of Belgian francs to U.S. dollars at the exchange rates in effect at year-end) under such plan.

                        ELECTION OF INDEPENDENT AUDITORS

The Board of Directors, following the recommendation of the Audit Committee, has nominated the independent public accounting firm of Price Waterhouse as the independent auditors to examine the consolidated financial statements of the Company for 1994. The proxies solicited on behalf of the Board of Directors will be voted for that firm unless otherwise specified.

Price Waterhouse has served as the independent auditors for the Company since its formation in 1985. Representatives of Price Waterhouse are expected to be present at the Annual Meeting. They will have the opportunity to make statements if they desire to do so and will be available to respond to appropriate questions.

                                 VOTE REQUIRED

The three nominees for election as directors at the Annual Meeting who receive the greatest number of votes cast for the election of directors at that meeting by the holders of the Company's Common Stock and Class A Stock, voting together as one class, present in person or represented by proxy at the meeting and entitled to vote at that meeting, a quorum being present, shall become directors at the conclusion of the tabulation of votes. The affirmative vote of the holders of a majority of the votes cast of the Company's Common Stock and Class A Stock, voting together as one class, present in person or represented by proxy at the meeting and entitled to vote at that meeting, a quorum being present, is necessary to approve the actions proposed in item 2 of the accompanying Notice of 1994 Annual Meeting of Stockholders. Under Delaware law and the Company's Restated Certificate of Incorporation and By-laws, the total number of votes cast "for" or "against" will be counted for purposes of determining the minimum number of affirmative votes required for approval of item 2 and the total number of votes cast "for" any of these matters will be counted for purposes of determining whether sufficient affirmative votes have been cast. An abstention from voting on a matter by a shareholder present in person or represented by proxy at the meeting or any broker non-vote shall not be counted in such voting.

                                 OTHER BUSINESS

The Board of Directors does not know of any other business to be presented to the Annual Meeting of Stockholders. If any other matters properly come before the meeting, however, the persons named in the enclosed form of proxy will vote the proxy in accordance with their best judgment.

                             STOCKHOLDER PROPOSALS

If any stockholder wishes to present a proposal to be acted upon at the 1995 Annual Meeting of Stockholders, the proposal must be received by the Secretary of the Company by November 16, 1994 to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to the 1995 Annual Meeting. The 1995 Annual Meeting is tentatively scheduled for April 18, 1995.

                                                  Joseph A. Fischette
                                                       Secretary

March 17, 1994

CALGON CARBON CORPORATION

Proxy Solicited on Behalf of the Board of Directors of the Company for Annual Meeting of the Stockholders April 19, 1994

P R O X Y

Thomas A. McConomy and Joseph A. Fischette, or either of them, are hereby appointed proxies for the undersigned, with full power of substitution, to vote all the shares of Common Stock of Calgon Carbon Corporation (the "Company") which the undersigned may be entitled to vote, at the Annual Meeting of Stockholders of the Company scheduled for April 19, 1994, and at any adjournment thereof, as directed on the reverse side of this proxy card and, in their discretion, on any other matters which may properly come before the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and will be voted as specified on the reverse side hereof. If not specified, the shares represented by this proxy will be voted FOR proposals 1 and 2.

Please mark, sign and date this proxy card on the reverse side hereof and return it in the enclosed envelope.

                               SEE REVERSE SIDE

[X] Please mark your votes as in this example.

This proxy when properly executed will be voted for in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors and FOR proposal 2.

- --------------------------------------------------------------------------------
       The Board of Directors recommends a vote FOR proposals 1 and 2.
- --------------------------------------------------------------------------------
                 FOR  WITHHELD
1. Election of   [_]    [_]      Nominees: Colin Bailey
   Directors.                              Ronald R. Tisch
                                           Robert H. Zanitsch


For, except vote withheld from the following nominee(s):

________________________________________________________________________________


                                 FOR  AGAINST  ABSTAIN
2. Election of Price Waterhouse  [_]    [_]      [_]
   as auditors for 1994.

                                 YES    NO
3. I plan to attend the          [_]    [_]
   annual meeting.

SIGNATURE(S)_________________________________________ DATE ____________________
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.